Exhibit 23.1

CONSENT OF Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Jones Soda Co. on Form S-1 (File No.333-281770, 333-265598, 333-263641), Form S-1/A (File No. 333-225049), and on Form S-8 (File No. 333-287073, 333- 279232, 333-265133, and 333-233723) of our report dated March 31, 2026, with respect to our audit of the consolidated financial statements of Jones Soda Co. as of and for the year ended December 31, 2025, included in the Annual Report on Form 10-K and this Amendment No.2 to the Form 10-K of Jones Soda Co. for the year ended December 31, 2025.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants	Vancouver, Canada

May 22, 2026